FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Bergmark, 713-328-2101

Fax: 713-328-2151

CORE LAB OPERATIONS EARN $0.24 PER SHARE FOR Q2 2004 BEFORE CHARGE;

2004 EARNINGS GUIDANCE RAISED

AMSTERDAM (28 July 2004) - Core Laboratories (NYSE: "CLB") posted record second quarter revenues of $102,231,000, as net income from continuing operations increased to $4,826,000. Earnings from continuing operations were $0.17 per diluted share, which included a second quarter charge of $2,875,000, or $0.07 per diluted share, for a Performance-Based Stock Compensation Plan (PBSCP). Before the charge, net income was $6,896,000, and continuing operations earned $0.24 per diluted share. The Company also generated over $16,200,000 in cash from operating activities, an all-time second quarter high. Year-over-year quarterly revenue increased 13%, while net income from continuing operations before the charge rose 50% from year-earlier totals. The revenue gains were due to increased international activity and demand for Core's Reservoir Description services, the continued successful introduction of new Production Enhancement technologies, and the expansion of several Reservoir Management projects. Quarterly sequential operating margins increased nearly 200 basis points to 11%, while sequential quarterly incremental margins exceeded 90%, driven primarily by increased international Reservoir Description revenues.

For the first half of 2004, Core's continuing operations posted an all-time high for revenues. During the period, revenue from continuing operations increased 15% to $202,548,000, while net income and earnings per diluted share, before the PBSCP charge, more than doubled to $12,333,000 and $0.42, respectively. Operating margins for the first six months of 2004 reached 10%, up from 7% in the year-earlier six-month period. Cash from operating activities reached $23,549,000, also an all-time high, for the first six months of 2004. During the quarter, Core also received $18,400,000 from the sale of certain specialized geophysical and seismic-related assets which had been held in discontinued operations.

"Core Laboratories' continuing operations posted our most successful second quarter and first-half year periods in the history of our Company," said Chairman, CEO, and President David M. Demshur. "Our focus in the late 1990s on international markets, especially those in the former Soviet Union, the Middle East, and West Africa, is generating record operating results that continue to create shareholder value. Oil companies are investing larger percentages of their operating budgets to optimize oil production and recovery of incremental barrels from older fields. Core's market and technology focus has the Company well positioned for the expected continued growth in international crude-oil development and production projects."

Core's second quarter total net income was $2,472,000 when taking into account results from the Company's discontinued operations. The discontinued operations, consisting of specialized geophysical and seismic-related services, were sold to a private company in April 2004.

Reservoir Description

Reservoir Description operations posted all-time quarterly high revenues of $64,548,000, a 7% sequential increase over first quarter 2004 totals. Sequential operating margins increased almost 400 basis points to 11%, while sequential incremental margins exceeded 65%. The record level of revenues, which drove the incremental margins, was due to increased international demand for Core's patented and proprietary reservoir rock and reservoir fluids characterization services. Demand for petroleum inspection services remained strong as requests for analytical work associated with crude-oil characterization and fractionation projects continued to increase.

Continuing from the first quarter, projects in the former Soviet Union and Middle East revolved around the mitigation of existing formation damage problems and the abatement of increasing water production. Attention to increasing water production has become paramount as almost all the world's oilfields are being produced at maximum sustainable levels to meet increasing crude oil demand. Worldwide crude oil production was estimated to have reached 82 million barrels of oil per day during early July 2004, an all-time high. Projects from West Africa were dominated by deepwater development of oilfields offshore Nigeria, Gabon, Cameroon, and Angola.

Production Enhancement

Second quarter 2004 Production Enhancement revenues increased 23% over 2003 totals to $33,036,000, the second highest quarterly total reported by the group. Year-over-year quarterly operating margins increased by 200 basis points to over 11%. The continued market acceptance of newly introduced technologies combined with existing services to bolster second quarter Production Enhancement results. The combined use of recently introduced SpetraChem™ technology with SpectraScan™, Core's fracture diagnostic service, has allowed oil companies to improve the effectiveness of fracture stimulations in natural gas wells. Many underperforming stimulations were found to be due to inefficient clean-up of the gel used to place proppant into the fracture network and the over estimation of fracture height. SpectraChem technology, which quantitatively determines the efficiency of fracture gel clean-up, in combination with the SpecraScan service, which measures fracture height, allows oil companies to more effectively plan successful stimulation programs.

Reservoir Management

Continuing Reservoir Management operations had revenues of $4,647,000, which generated an operating profit of $763,000. Operating margins reached 16%. The first core samples arrived for the Reservoir Quality of the Deep Shelf in the Gulf of Mexico multiclient study which now has nine participants. This study will generate geological, engineering, and petrophysical data sets from deep-shelf reservoirs that are needed to predict reservoir quality from 15,000 to 30,000 feet. The Company's Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sands multiclient study now has 15 participating companies. The results of the tight-gas sand study will enable participants to optimize natural gas production from low-permeability reservoirs, which are common in North America.

Stock Repurchase Program

Core continued its Share Repurchase Program during the second quarter by buying approximately 1,049,000 shares in open-market purchases. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 7,300,000 shares at an average price of approximately $14.13. To date, Core has invested over $103,000,000 in the Stock Repurchase Program, maintaining an industry average net debt-to-capitalization ratio. During the quarter the Company also paid down revolver debt to $44,000,000 from the $50,000,000 level outstanding at the end of the first quarter of 2004. Core has shareholder authorization to repurchase approximately 2,800,000 shares through November 2005. Currently, Core has approximately 26,700,000 shares outstanding and 28,930,000 diluted shares outstanding.

"Core has returned over $100,000,000 to our shareholders during the past 20 months via the Company's Share Repurchase Program," said Executive Vice President and CFO Richard Bergmark. "During this period our shareholders have received a 180% return on their investment as CLB shares have outperformed almost all other oilfield service stocks. Creating greater shareholder value has always been our top priority at Core."

Performance-Based Stock Compensation Plan

As disclosed in numerous prior SEC filings and discussed during the last earnings conference call, the executive and senior operational management of the Company participate in a performance-based stock compensation plan. Awards of common shares will be granted to the participants if certain targets are attained. None of these awards will be granted unless Core's common shares perform better than the 50th percentile of the companies comprising the Philadelphia Oil Service Sector Index (OSX) at the end of a three-year period that began on 1 January 2002. If Core's shares perform better than the 75th percentile of the OSX companies at the end of the period, all of the performance shares, which total 125,000, will be granted. Currently, Core's shares have performed above the 90th percentile for the period that began on 1 January 2002. Generally Accepted Accounting Principles (GAAP) treatment mandates the expensing of PBSCPs once it is probable that shares will be awarded under the plan. Therefore, as Core shares have continued to trade above the 75th percentile of all OSX stocks, the Company recorded a $2,875,000 charge (or, $0.07 per share) at the end of the second quarter to account for the potential award of all 125,000 shares.

Third Quarter 2004 and Full Year 2004 Targets

For the third quarter of 2004, Core expects revenues from continuing operations to be approximately $105,000,000 to $110,000,000, with earnings per diluted share from those operations to range from $0.25 to $0.28. The Company now expects full year 2004 earnings per diluted share from continuing operations to range between $0.95 to $1.00, increasing from the $0.89 to $0.93 full year guidance issued last quarter. This guidance excludes costs associated with the Company's SBCP that were expensed during the second quarter of 2004. Core sees full year totals of cash from operating activities surpassing last year's record total of $61,000,000. Full year 2004 revenues from continuing operations are expected to be approximately $425 to $435 million.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 29 July 2004. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2003 Form 10-K filed 15 March 2004, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003

REVENUES	$ 102,231	$ 90,679	$ 202,548	$ 176,164

OPERATING EXPENSES:
Costs of services and sales	79,477	73,698	159,409	145,384
General and administrative expenses	6,343	4,991	12,550	10,560
Depreciation and amortization	4,278	4,561	8,804	8,982
Performance-based stock compensation	2,875	-	2,875	-
Other expense, net	552	(664)	746	(472)
	93,525	82,586	184,384	164,454
INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST
EXPENSE AND INCOME TAX EXPENSE	8,706	8,093	18,164	11,710
INTEREST EXPENSE	2,003	1,761	4,040	3,403

INCOME BEFORE INCOME TAX EXPENSE	6,703	6,332	14,124	8,307
INCOME TAX EXPENSE	1,877	1,663	3,877	2,220
INCOME FROM CONTINUING OPERATIONS	4,826	4,669	10,247	6,087

LOSS FROM DISCONTINUED OPERATIONS	(2,354)	(34)	(14,312)	(295)
NET (LOSS) INCOME	$ 2,472	$ 4,635	$ (4,065)	$ 5,792

Diluted Earnings Per Share:
Income from Continuing Operations Before Performance-Based Stock Compensation Charge	$ 0.24	$ 0.15	$ 0.42	$ 0.19
Performance-Based Stock Compensation Charge	(0.07)	0.00	(0.07)	0.00
Income from Continuing Operations	0.17	0.15	0.35	0.19
Loss from Discontinued Operations	(0.08)	0.00	(0.49)	(0.01)
Net (Loss) Income	$ 0.09	$ 0.15	$ (0.14)	$ 0.18

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	28,935	31,690	29,020	32,113

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 64,548	$ 59,837	$ 125,033	$ 114,375
Production Enhancement	33,036	26,783	67,437	53,313
Reservoir Management	4,647	4,059	10,078	8,476
Total	$ 102,231	$ 90,679	$ 202,548	$ 176,164

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 7,022	$ 5,652	$ 11,282	$ 8,097
Production Enhancement	3,609	2,237	8,579	3,506
Reservoir Management	763	129	1,099	(261)
Corporate and other	(2,688)	75	(2,796)	368
Total	$ 8,706	$ 8,093	$ 18,164	$ 11,710

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands)
(Unaudited)

ASSETS:	June 30, 2004	December 31, 2003

Cash and Cash Equivalents	$ 19,661	$ 16,225
Accounts Receivable, net	90,743	89,204
Inventory	32,586	31,314
Other Current Assets	11,211	10,345
Assets Held for Sale	1,081	19,717
Total Current Assets	155,282	166,805

Property, Plant and Equipment, net	81,892	87,336
Intangibles, Goodwill and Other Long Term Assets, net	147,136	147,412
Long Term Assets Held for Sale	-	19,695
Total Assets	$ 384,310	$ 421,248

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 24,672	$ 25,490
Other Current Liabilities	28,895	29,959
Liabilities of Assets Held for Sale	2,649	6,277
Total Current Liabilities	56,216	61,726

Long-Term Debt and Lease Obligations	119,370	124,684
Other Long-Term Liabilities	21,262	14,426
Shareholders' Equity	187,462	220,412
Total Liabilities and Shareholders' Equity	$ 384,310	$ 421,248

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six-Month Ended
June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by continuing operations	$ 23,549
Net cash provided by discontinued operations	923
Net cash provided by operating activities	$ 24,472

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in continuing operations	$ (3,942)
Net cash provided by discontinued operations	19,468
Net cash provided by investing activities	$ 15,526

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	$ (36,562)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,436
CASH AND CASH EQUIVALENTS, beginning of period	16,225
CASH AND CASH EQUIVALENTS, end of period	$ 19,661

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